Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JANUARY SALES; REAFFIRMS FOURTH QUARTER EARNINGS OUTLOOK

-- Comparable Store Sales Increase 7.5% --

HOUSTON, TX, February 8, 2007 - Stage Stores, Inc. (NYSE: SSI) today reported that total sales for the five-week period ended February 3, 2007 were $99.5 million versus $66.1 million last year for the four-week period ended January 28, 2006. The Company noted that sales for the fifth week in this year's January period totaled $21.4 million. Comparable store sales during the first four weeks of this year's January period increased by 7.5% versus an increase of 1.5% for the same period last year.

With regard to its major categories of business, the Company reported that its accessories, cosmetics, dresses, footwear, intimate, junior sportswear, men's, misses sportswear and women's special sizes departments all achieved comparable store sales increases during January. Men's was the Company's best performing category during the month with a 25.6% increase, followed by increases in its dresses, accessories junior sportswear and intimate areas of 12.8%, 12.6%, 11.8% and 10.9%, respectively.

Jim Scarborough, Chairman and Chief Executive Officer, commented, "We are very pleased with our January sales performance. We achieved solid comparable store sales increases across a broad range of our product categories as colder and more seasonable weather helped drive sales of winter clearance merchandise. We ended the fiscal year with appropriate levels of inventory, and we look forward to transitioning into the upcoming spring selling season."

For the fourteen-week fourth quarter, the Company reported that total sales increased by 17.3% to $491.2 million versus $418.6 million for the thirteen-week fourth quarter last year. Comparable store sales during the first thirteen weeks of this year's fourth quarter grew 2.5% versus an increase of 5.6% for the same period last year. For the 53-week 2006 fiscal year, total sales increased by 15.3% to $1,550.2 million versus $1,344.1 million for the 52-week 2005 fiscal year. Comparable store sales during the first 52 weeks of the 2006 fiscal year increased by 3.5% versus an increase of 5.4% for the same period last year.
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Stage Stores Reports
January Sales
Page - 2

 The following table is provided for reference purposes and details the sales history for the Company on a monthly and quarterly basis for the 2005 and 2006 fiscal years.

SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
	% Increase (Decrease)			($ in Millions)
Fiscal Period	2006		2005	2006(1)	2005(2)
February	(0.9)%		3.7%	$93.1	$92.3
March	(3.9)		12.1	131.4	125.2
April	16.9		(2.5)	119.0	92.6
1st Quarter	3.2		4.9	343.5	310.1
May	4.0		7.0	116.1	100.0
June	3.5		11.0	133.4	115.0
July	6.2		2.4	112.6	94.4
2nd Quarter	4.5		7.0	362.1	309.4
August	3.8		1.5	128.8	111.2
September	11.0		(2.6)	121.0	98.5
October	(2.5)		14.9	103.6	96.3
3rd Quarter	4.1		3.9	353.4	306.0
November	0.2		4.6	121.2	110.6
December	2.2		7.3	270.5	241.9
January	7.5	(3)	1.5	99.5	66.1
4th Quarter	2.5	(3)	5.6	491.2	418.6

Full Year	3.5%	(3)	5.4%	$1,550.2	$1,344.1

(1) Fiscal 2006 consisted of 53 weeks and ran from January 29, 2006 to February 3, 2007.
(2) Fiscal 2005 consisted of 52 weeks and ran from January 30, 2005 to January 28, 2006.
(3) Comparable store sales are calculated over the first 4 weeks of the 5-week January period, the first 13 weeks of the 14-week fourth quarter, and the first 52 weeks of the 53-week 2006 fiscal year.

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Stage Stores Reports
January Sales
Page - 3

Store Activity

During January, the Company closed one store in Austin, Texas. For the 2006 fiscal year, the Company had a net increase of 105 stores, growing from 550 stores at the beginning of the year to 655 stores at the end of the year.

Fourth Quarter Earnings Outlook

The Company stated that it continues to expect that its fourth quarter earnings will be towards the lower end of its previously provided earnings guidance range of $0.87 to $0.90 per diluted share.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 655 stores located in 33 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's current EPS outlook for the fourth quarter of the 2006 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 13, 2006, in the Company's subsequent Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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